EXHIBIT 99.1
CDEX INC. BOARD OF DIRECTORS 2010 COMPENSATION PLAN

The expected term of office is expected to be for a period of three years. Compensation for the member’s services will be:

Upon acceptance of office, the member will receive 200,000 shares of restricted stock, to vest immediately, tradable after six (6) months, subject of SEC rules on affiliate trading.

Each year, the Member will be compensated for the following:
$12, 500	Annual retainer fee, to be paid on a quarterly basis with a grant of restricted stock valued on each quarter's VWAP, calculated on a whole-day’s activity closing price basis.
5,500	Yearly fee for eleven months Board of Director Meetings via teleconference ($500 per month for eleven months)
7,000	Annual on-site Board of Directors meeting fee.
$25,000	Total Value of Compensation

$1,000	Annual fee for Board of Directors Committee membership to be paid with a grant of restricted stock valued as of the close of business on the date the position is accepted.

The cash compensation of $12,500 will be paid out each year on a quarterly basis, additionally individual members may elect to take compensation in the form of stock grants in lieu of cash.

This Plan will be effective August 30, 2010.